AZZ Inc. Reports Fiscal Year 2027 Second Quarter Results

Record Quarterly Sales and Earnings In Both Segments
Drive Strong EPS Growth, Cash Flow and Shareholder Value
Raising Fiscal Year 2027 Guidance
October 13, 2026 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the second quarter ended August 31, 2026.
Fiscal Year 2027 Second Quarter Overview (as compared to prior fiscal year second quarter(1)):
◦Total sales of $486.9 million, up 16.7%
▪Metal Coatings sales of $233.5 million, up 22.9%
▪Precoat Metals sales of $253.4 million, up 11.5%
◦Operating income of $83.8 million, up 22.4%
◦Net income of $58.5 million, down 34.6%; prior year results were meaningfully impacted by equity in earnings following the recognition of our proportionate share of the gain related to AVAIL's sale of the Electrical Products Group; Adjusted net income of $60.1 million, up 28.1%
◦GAAP diluted EPS of $1.94 per share, down 34.2% due to equity in earnings from the AVAIL JV as mentioned above; Adjusted diluted EPS of $2.00, up 29.0%
◦Consolidated Adjusted EBITDA of $110.9 million, or 22.8% of sales, versus prior year of $88.7 million, or 21.3% of sales
◦Segment Adjusted EBITDA margin of 30.7% for Metal Coatings and 21.2% for Precoat Metals
◦Cash flow from operations for the quarter of $102.8 million, up 76.1%
◦Completed the acquisition of Seattle Galvanizing in Arlington, Washington
◦Repurchased 136,303 shares of common stock, or $20.0 million at an average purchase price of $146.71
◦Cash dividend of $0.24 per share to common shareholders paid during the quarter
◦Net leverage ratio was 1.3x on the trailing twelve months Adjusted EBITDA
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.
Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Our record second-quarter sales of $486.9 million, up 16.7%, reflects not only strong execution but also the strength of our long-term strategy and the durability of our business model. Across our Metal Coatings and Precoat Metals segments, we continue to invest in strategic capabilities, operational excellence, and targeted growth initiatives that reinforce our competitive advantages and create sustainable value for our customers and shareholders. During the quarter, we benefited from organic sales growth, the continued ramp-up of our new Washington, Missouri facility within our Precoat Metals segment, and the completion of a strategic Metal Coatings acquisition in the Pacific Northwest. I am pleased with our record-setting performance during the first half of the year and we are on track to set new sales and profitability records for fiscal year 2027. We are increasing our annual financial guidance to reflect our quarterly performance, sustained sales momentum across both segments and increased confidence in our outlook for the remainder of fiscal year 2027."
"We continued to strengthen our balance sheet and return value to shareholders, reducing debt by $15 million, repurchasing $20.0 million of common stock, increasing our quarterly cash dividend by 20% to $0.24 per share and completing the strategic acquisition of Seattle Galvanizing. In the first half of fiscal year 2027, we generated $140 million in operating cash and will continue to focus on disciplined management of working capital, capital expenditures, and debt. We believe the combination of organic growth, strategic acquisitions, and operational excellence will further strengthen AZZ's market leadership and drive long-term value creation. Most importantly, none of this would be possible without the dedication of our employees. Their unwavering commitment to safety, service, and operational execution remains the foundation of our success, and I want to thank every AZZ associate for the pride and passion they bring to our organization each day." Ferguson concluded.
Segment Performance
Second Quarter 2027 Metal Coatings
Sales of $233.5 million increased by 22.9% compared to the second quarter of last year, primarily due to a higher volume of steel processed, driven by increases in the construction, industrial, infrastructure, and transportation end markets, and higher average selling prices in response to inflationary pressures. Segment Adjusted EBITDA of $71.6 million resulted in Adjusted EBITDA margin of 30.7%.
Second Quarter 2027 Precoat Metals
Sales of $253.4 million increased 11.5% compared with the second quarter of last year. The increase reflected higher coil-coating volume and average selling prices, including vendor price increases passed through to customers. Higher sales from the Washington, Missouri facility also contributed. These gains were partially offset by lower volume in HVAC and appliances, transportation, and other end markets. Segment Adjusted EBITDA of $53.8 million resulted in Adjusted EBITDA margin of 21.2%, an increase of 100 basis points from the prior year second quarter, primarily due to higher sales.
Balance Sheet, Liquidity and Capital Allocation
The Company generated operating cash of $140.0 million for the first six months of fiscal year 2027 through improved earnings from our Metal Coatings and Precoat Metals segments. At the end of the second quarter, the Company's net leverage improved to 1.3x trailing twelve months Adjusted EBITDA. During the first six months of fiscal year 2027, the Company completed the acquisition of Seattle Galvanizing in the Metal Coatings segment for $57.5 million, repurchased $20.0 million of common stock, paid down debt of $15.0 million, and returned cash to common shareholders through cash dividend payments totaling $13.2 million. Capital expenditures for the first six months of fiscal year 2027 were $37.2 million, and full fiscal year capital expenditures are expected to be approximately $80 - $100 million.
Financial Outlook — Raising Fiscal Year 2027 Guidance
We are raising our fiscal year guidance for the year ending February 28, 2027, which reflects our confidence in the Company's strategic execution, operational resilience, and market positioning. Fiscal year 2027 guidance reflects our best estimates given expected market conditions for the full year, lower interest expense, an annualized effective tax rate of 25% and excludes M&A activity and any federal regulatory changes that may emerge.

	Prior FY2027 Guidance(1)	Revised FY2027 Guidance(1)
Sales	$1.80 - $1.85 billion	$1.825 - $1.875 billion
Adjusted EBITDA	$375 - $415 million	$380 - $420 million
Adjusted Diluted EPS	$6.75 - $7.15	$7.00 - $7.30

(1) FY2027 Guidance Assumptions:
a.The newly built Washington, Missouri plant is expected to be accretive to earnings in FY2027.
b.Capital expenditures are expected to be approximately $80 to $100 million, reflecting an increase in growth capital for hot-dip galvanizing capacity expansions and technology improvements for both Metal Coatings and Precoat Metals.
c.Interest expense is expected to be $35 to $45 million.
d.The annualized effective tax rate of 25% excludes federal regulatory changes that may emerge.
e.Debt reduction in the range of $100 to $140 million.
f.Adjusted Diluted EPS guidance includes adding back amortization related to the Company's intangible assets, adjustments related to the AVAIL JV and debt financing costs related to the refinancing of the Company's Revolving Credit Facility.
g.Excludes any additional potential M&A activities beyond the Seattle Galvanizing acquisition completed in Q2 FY2027.
h.Excludes the potential for equity in income (or loss) and cash distributions from AZZ's minority interest in its unconsolidated subsidiary.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the second quarter of the fiscal year 2027, Wednesday, October 14, 2026, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company's Investor Relations page at https://investor.azz.com/.
A replay of the call will be available at (855) 669-9658 or (412) 317-0088 (international), replay access code: 2902662 through October 21, 2026, or by visiting https://investor.azz.com/ for the next 12 months.
About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.
Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand in the construction markets; infrastructure; transportation; HVAC & appliance; container; and the metal coatings end markets. We could also experience additional inflationary increases in production costs such as higher labor, component and raw material costs, particularly for zinc and natural gas used in our hot-dip galvanizing process and paint used in our coil coating process; supply chain vendor delays; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ's growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States or Canada; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207
www.threepa.com

—Financial tables on the following page—

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
Sales	$486,892	$417,275	$935,422	$839,237
Cost of sales	364,766	315,983	701,127	633,815
Gross margin	122,126	101,292	234,295	205,422

Selling, general and administrative	38,345	32,831	73,481	67,412
Operating income	83,781	68,461	160,814	138,010

Interest expense, net	(10,807)	(13,665)	(22,071)	(32,228)
Equity in earnings of unconsolidated subsidiary	6,789	59,345	7,298	232,868
Other income (expense), net	27	188	(233)	1,515
Income before income taxes	79,790	114,329	145,808	340,165
Income tax expense	21,339	24,983	35,351	79,911
Net income	$58,451	$89,346	$110,457	$260,254

Basic earnings per common share	$1.95	$2.97	$3.69	$8.68
Diluted earnings per common share	$1.94	$2.95	$3.66	$8.61

Weighted average shares outstanding—Basic	29,997	30,037	29,964	29,992
Weighted average shares outstanding—Diluted	30,123	30,244	30,145	30,243

Cash dividends declared per common share	$0.24	$0.20	$0.44	$0.37

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
Sales:
Metal Coatings	$233,519	$189,984	$443,824	$377,199
Precoat Metals	253,373	227,291	491,598	462,038
Total Sales	$486,892	$417,275	$935,422	$839,237
Adjusted EBITDA:
Metal Coatings	$71,576	$58,538	$135,391	$120,053
Precoat Metals	53,821	45,945	105,578	94,421
Infrastructure Solutions	126	(2,320)	(713)	5,297
Total Segment Adjusted EBITDA(1)	$125,523	$102,163	$240,256	$219,771

(1)	See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	August 31, 2026	February 28, 2026
Assets:
Current assets	$455,395	$395,368
Property, plant and equipment, net	617,568	609,305
Other non-current assets, net	1,264,995	1,208,801
Total Assets	$2,337,958	$2,213,474

Liabilities and Shareholders' equity:
Current liabilities	$254,017	$232,274
Long-term debt, net	468,470	477,738
Other non-current liabilities	200,396	166,431
Shareholders' equity	1,415,075	1,337,031
Total Liabilities and Shareholders' equity	$2,337,958	$2,213,474

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)
	Six Months Ended August 31,
	2026	2025
Net cash provided by operating activities(1)	$139,991	$373,169
Net cash used in investing activities(2)	(78,893)	(66,491)
Net cash used in financing activities	(59,981)	(306,614)
Effect of exchange rate changes on cash	131	(655)
Net decrease in cash and cash equivalents	1,248	(591)
Cash and cash equivalents at beginning of period	705	1,488
Cash and cash equivalents at end of period	$1,953	$897

(1)
For the six months ended August 31, 2025, net cash provided by operating activities includes distributions from AVAIL of $273.2 million, deemed to be a return on investment. Refer to footnote five on page 11.

(2)
For the six months ended August 31, 2026, net cash used in investing activities includes distributions from AVAIL of $15.7 million, deemed to be a return of investment. Refer to footnote five on page 11.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In calculating adjusted net income and adjusted earnings per share, management excludes the following items from the reported GAAP measure: 1) intangible asset amortization, 2) restructuring charges, 3) acquisition costs, 4) additional stock compensation expense related to the adoption of our executive retiree long-term incentive program, 5) certain adjustments related to the Company's unconsolidated joint venture, and 6) the write-off of debt financing costs. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest and provision for income taxes. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company's GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three and six months ended August 31, 2026 and August 31, 2025 from the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended August 31,				Six Months Ended August 31,
	2026		2025		2026		2025
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$58,451	$1.94	$89,346	$2.95	$110,457	$3.66	$260,254	$8.61
Adjustments:
Amortization of intangible assets	5,941	0.20	5,823	0.19	11,667	0.39	11,557	0.38
Restructuring charges(2)	—	—	—	—	—	—	3,827	0.13
Acquisition costs(3)	2,771	0.09	—	—	2,771	0.09	—	—
Executive retiree long-term incentive program(4)	—	—	—	—	—	—	2,185	0.07
AVAIL JV equity in earnings adjustment(5)	(6,663)	(0.22)	(61,639)	(2.04)	(8,011)	(0.27)	(227,465)	(7.52)
Write-off of debt financing costs(6)	—	—	—	—	572	0.02	—	—
Subtotal	2,049	0.07	(55,816)	(1.84)	6,999	0.23	(209,896)	(6.94)
Tax impact(7)	(365)	(0.01)	13,396	0.44	(1,553)	(0.05)	50,375	1.67
Total adjustments	1,684	0.06	(42,420)	(1.40)	5,446	0.18	(159,521)	(5.27)
Adjusted net income and adjusted earnings per share (non-GAAP)	$60,135	$2.00	$46,926	$1.55	$115,903	$3.84	$100,733	$3.33

Weighted average shares outstanding—Diluted for Adjusted earnings per share		30,123		30,244		30,145		30,243
    See notes below tables.

Adjusted EBITDA

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
Net income	$58,451	$89,346	$110,457	$260,254
Interest expense	10,807	13,665	22,071	32,228
Income tax expense	21,339	24,983	35,351	79,911
Depreciation and amortization	24,168	22,372	47,687	44,199
Adjustments:
Restructuring charges(2)	—	—	—	3,827
Acquisition costs(3)	2,771	—	2,771	—
Executive retiree long-term incentive program(4)	—	—	—	2,185
AVAIL JV equity in earnings adjustment(5)	(6,663)	(61,639)	(8,011)	(227,465)
Adjusted EBITDA (non-GAAP)	$110,873	$88,727	$210,326	$195,139
See notes below tables.
Adjusted EBITDA by Segment—Quarter-to-Date

	Three Months Ended August 31, 2026
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$64,104	$43,334	$6,789	$(55,776)	$58,451
Interest expense	—	—	—	10,807	10,807
Income tax expense	—	—	—	21,339	21,339
Depreciation and amortization	7,472	10,487	—	6,209	24,168
Adjustments:
Acquisition costs(3)	—	—	—	2,771	2,771
AVAIL JV equity in earnings adjustment(5)	—	—	(6,663)	—	(6,663)
Adjusted EBITDA (non-GAAP)	$71,576	$53,821	$126	$(14,650)	$110,873
See notes below tables.

	Three Months Ended August 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$51,708	$36,521	$59,319	$(58,202)	$89,346
Interest expense	—	—	—	13,665	13,665
Income tax expense	—	—	—	24,983	24,983
Depreciation and amortization	6,830	9,424	—	6,118	22,372
Adjustments:
AVAIL JV equity in earnings adjustment(5)	—	—	(61,639)	—	(61,639)
Adjusted EBITDA (non-GAAP)	$58,538	$45,945	$(2,320)	$(13,436)	$88,727
See notes below tables.

Adjusted EBITDA by Segment—Year-to-Date

	Six Months Ended August 31, 2026
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$120,653	$84,869	$7,298	$(102,363)	$110,457
Interest expense	—	—	—	22,071	22,071
Income tax expense	—	—	—	35,351	35,351
Depreciation and amortization	14,738	20,709	—	12,240	47,687
Adjustments:
Acquisition costs(3)	—	—	—	2,771	2,771
AVAIL JV equity in earnings adjustment(5)	—	—	(8,011)	—	(8,011)
Adjusted EBITDA (non-GAAP)	$135,391	$105,578	$(713)	$(29,930)	$210,326
See notes below tables.

	Six Months Ended August 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$102,378	$75,875	$232,762	$(150,761)	$260,254
Interest expense	—	—	—	32,228	32,228
Income tax expense	—	—	—	79,911	79,911
Depreciation and amortization	13,490	18,546	—	12,163	44,199
Adjustments:
Restructuring charges(2)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(4)	358	—	—	1,827	2,185
AVAIL JV equity in earnings adjustment(5)	—	—	(227,465)	—	(227,465)
Adjusted EBITDA (non-GAAP)	$120,053	$94,421	$5,297	$(24,632)	$195,139
See notes below tables.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	August 31, 2026	February 28, 2026
Gross debt	$500,000	$515,000
Less: Cash per bank statement	(6,800)	(13,227)
Add: Finance lease liability	45,650	13,746
Consolidated indebtedness	$538,850	$515,519

Net income	$167,463	$317,260
Depreciation and amortization	93,543	90,056
Interest expense	45,493	55,650
Income tax expense	58,495	103,055
EBITDA	364,994	566,021
Cash items(8)	8,200	5,426
Non-cash items(9)	14,057	14,832
Equity in earnings, net of distributions	15,836	(209,733)
Adjusted EBITDA per Credit Agreement	$403,087	$376,546

Net leverage ratio	1.3x	1.4x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
The six months ended August 31, 2025 includes restructuring charges related to the closure of two surface technology facilities in our AZZ Metal Coatings segment. See "Item 8. Financial Statements—Note 17" in the Company's Form 10-Q for the second quarter of fiscal year 2027.

(3)
The three and six months ended August 31, 2026 include expenses related to the Seattle Galvanizing acquisition. For further information about the Seattle Galvanizing acquisition, see "Item 1. Financial Statements—Note 2" in the Company's Form 10-Q for the second quarter of fiscal year 2027.

(4)
During the six months ended August 31, 2025, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 8. Financial Statements—Note 15" in the Company's Form 10-Q for the second quarter of fiscal year 2027.

(5)
On May 14, 2026, AVAIL completed the sale of Rig-A-Lite. The three and six months ended August 31, 2026 include $8.0 million, which represents the gain related to the sale of Rig-A-Lite. During the first quarter of fiscal 2026, AVAIL completed the sale of the Electrical Products Group. The three and six months ended August 31, 2025 include $61.6 million and $227.5 million, respectively, which represent the gain related to the sale of the EPG, partially offset by an impairment loss on the AVAIL JV and an adjustment related to a change in AVAIL's transfer pricing policy. For additional information about the AVAIL JV, see "Item 8. Financial Statements—Note 8" in the Company's Form 10-Q for the second quarter of fiscal year 2027.

(6)
The write-off of $0.6 million of unamortized debt financing costs relates to the refinancing of our Revolving Credit Facility on May 7, 2026, which resulted in a partial extinguishment at the lender level. For further information, see "Item 1. Financial Statements—Note 10" in the Company's Form 10-Q for the second quarter of fiscal year 2027.

(7)
For the three and six months ended August 31, 2026, the tax impact includes a non-GAAP effective tax rate of 24.0% for amortization of intangible assets, acquisition costs, and the write-off of debt financing costs, and non-GAAP effective tax rates of 25.9% and 25.6%, respectively, for the AVAIL JV equity in earnings adjustment.
For the three and six months ended August 31, 2025, the non-GAAP effective tax rate is estimated at 24.0%.

(8)	Cash items include certain legal settlements, retirement and other severance expenses, restructuring charges associated with the AZZ Metal Coatings segment, acquisition costs, and other accruals.
(9)	Non-cash items include stock-based compensation expense.